MFA FINANCIAL, INC.

ARTICLES SUPPLEMENTARY

MFA Financial, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                 Under a power contained in Article Sixth of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated 75,000,000 authorized but unissued shares of the Excess Stock, par value $.01 per share, of the Corporation (“Excess Stock”), as shares of Common Stock, par value $.01 per share, of the Corporation with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Charter.

SECOND:            The Excess Stock has been reclassified and designated by the Board of Directors under the authority contained in the Charter.

THIRD:                These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:            The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its General Counsel, Senior Vice President and Corporate Secretary on this 8th day of March, 2011.

ATTEST:	MFA FINANCIAL, INC.

/s/ Timothy W. Korth	By:	/s/ William S. Gorin	(SEAL)
Timothy W. Korth		William S. Gorin
General Counsel, Senior Vice President		President
and Corporate Secretary